PUREPLAY, INC

AND

RICALL LIMITED

<u>MUSIC SYNCHRONISATION LICENSING</u>

TABLE OF CONTENTS

THIS AGREEMENT IS MADE ON 24TH MARCH 2009

BETWEEN:

(1) **PUREPLAY MUSIC INC** a company incorporated under the laws of the United States of America and having its principal place of business at 3200 Airport Avenue, Suite 20, Santa Monica, CA, 90405, United States("**Pureplay**"); and

(2) **RICALL LIMITED** (Company Number 03498495) whose registered office is at 5-11 Mortimer Street, London W1T 3HS ("**Ricall**").

(each, a "**party**" and together, the "**parties**" to this Agreement).

BACKGROUND:

(A) Pureplay is a social networking and internet radio website which allows unsigned artists to profile, upload, stream and sell their music online.

(B) Ricall operates a music licensing website and platform that provides commercial music users the opportunity to discover, request and license music for various uses including in synchronisation with audiovisual productions.

(C) Pureplay and Ricall now wish to enter into a licensing arrangement concerning their respective websites and services, on the terms and subject to the conditions of this Agreement.

IT IS AGREED THAT:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following terms and expressions shall have the following meanings:

"**Agreement**" means this agreement and the Schedules attached to it;

"**Pureplay Materials**" has the meaning set out in clause 11.1;

"**Pureplay Site**" means all pages of www.Pureplay.com or any replacement URL owned and operated by Pureplay and branded 'Pureplay';

"**Pureplay User Data**" means any data from which an individual who uses the Pureplay Site may be identified;

"**Confidential Information**" means any information which is marked as being confidential or which may reasonably be regarded as confidential, including all information concerning either party or their affiliates that relates to their business, affairs, finances, products, developments, marketing, technology, pricing, performance,

relationships, trade secrets, know-how, employees, customers and suppliers, including the subject matter of this Agreement and information concerning any Unsigned Artist, but does not include:

(i) information which is in the public domain other than as a result of breach of this Agreement or any separate confidentiality undertaking between the parties;

(ii) information which the recipient party received, free of any obligation of confidence, from a third party which itself was not under any obligation of confidence in relation to that information;

(iii) information which the recipient party can demonstrate in writing was developed or created independently by or on behalf of the recipient party or any of its Affiliates without use of the other party's Confidential Information; and

(iv) information which must be disclosed by the disclosing party in the discharge of its obligations to supply information for governmental, regulatory or judicial purposes, including the rules of any recognised investment exchange.

"Data Protection Legislation" the Data Protection Act 1998 (as may be amended and supplemented from time to time) and any related regulation or guidance concerning the processing or treatment of personal data which has been or is issued by the relevant government bodies in the UK;

"Discriminate" means to make a distinction in favor of or against a person or thing on the basis of the group, class, or category to which the person or thing belongs, and **"Discrimination"** shall be construed accordingly;

"Initial Term" has the meaning set out in clause 11;

"Launch Date" means as soon as reasonably practicable after the provision of those items referred to in Clause 4 that are to be provided by the parties;

"Profile" means a user of the Pureplay Site's individual profile page and accompanying URL, as published on the Pureplay Site;

"Quarter" means each three month period during the Term, the first of which periods shall commence at the end of the third calendar month from the date of signature of this Agreement;

"Revenue" means monies or other consideration paid and received by Ricall from the following activities:

A. for synchronisation licences: (i) in respect of a UA, any and all monies or other consideration paid and received by Ricall, for the synchronisation of Tracks of Unsigned Artists or pro-rated where applicable (only where synchronisation licences incorporate UA's Tracks with tracks or compositions not the subject of this Agreement), net of VAT or similar taxes;

B. for any other types of licences or exploitation, such sums as may be agreed in writing by the parties.

"**Ricall Licensing Agreement**" means Ricall's standard form licensing agreement used by Ricall to license the Tracks of unsigned artists on the Ricall Site, as attached at Schedule 1;

"**Ricall Site**" means all pages of www.ricall.com and its microsites or any replacement URL owned and operated by Ricall;

"**Services**" means the UA Service;

"**Song Tagging Service**" means Ricall's unique song categorization technology whereby Ricall classifies tracks using descriptive tags "Tags" describing genre, instrumentation, lyrical subject, era, mood, tempo, activity and other attributes. A feature of the Song Tagging Service is that if a registered user wishes to use a track that sounds like a well-known track in the marketplace, which has been Tagged, they are able to search for other tracks with similar Tags in the marketplace. Ricall charges a fee for inclusion of tracks in the Song Tagging Service and those fees are set out in clause 8.5 to this agreement.
"**Term**" means the period set out in Clause 11;

"**Territory**" means the United Kingdom and any other territories as the parties may agree in writing from time to time;

"**Track**" means a sound recording (in whatever form) embodying the performances of musical compositions and/or lyrics;

"**Unsigned Artist**" or "**UA**" means a music recording artist whose Profile is featured on the Pureplay Site and who does not have any contractual arrangements in place with a record label, music publisher or any other entity or person pursuant to which such record label, music publisher or other entity or person are entitled to exploit the artist's recorded performances and musical compositions and lyrics;

"**UA Service**" means the service whereby Ricall makes the works of Unsigned Artists available for potential licensing by registered users of the Ricall Site in accordance with the Ricall Terms and Conditions (defined in Clause 3.1);

"**URL**" means universal resource locator;

1.2 In this Agreement:

1.2.1 Clause and schedule headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.2 Use of the words "including" or "includes" shall imply "without limitation",

1.2.3 Any reference to legislation (except where the context otherwise requires): (i) shall be deemed to include any bye laws, statutory instruments, rules,

regulations, orders, notices, directions, consents or permissions made under that legislation; and (ii) shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time.

2. GENERAL OBLIGATIONS

2.1 The parties agree to co-operate and work together in good faith to develop and integrate the Services on the Pureplay Site and the Ricall Site on or before the Launch Date.

2.2 Neither party shall hold the other party in any way liable should a licence enquiry regarding any of the Tracks not result in any grant of any licence. Neither party shall hold the other in any way liable for any unavailability of: (i) the Pureplay Site, the Ricall Site, the Services and/or (ii) any Track which Ricall suspends or withdraws from the Ricall Site in view of or at the request or demand of any local law, regulation, government or authority, provided that Ricall and/or Pureplay (as applicable) has acted in good faith.

3. RICALL'S OBLIGATIONS

UA Service

3.1 Ricall shall make available during the Term, in accordance with Ricall's end user terms and conditions from time to time (**"Ricall Terms and Conditions"**), and as soon as reasonably practicable after receipt by Ricall of those materials referred to in Clause 4.2 for potential synchronization licensing by registered users of the Ricall Site, up to five (5) Tracks of each Unsigned Artist who: (i) indicates on the Pureplay Site an intention to have such Tracks so made available; and (ii) enters into the Ricall Licensing Agreement.

3.2 Subject to there being Tracks of twenty (20) or more Unsigned Artists available for synchronisation licensing on the Ricall Site as a result of Ricall fulfilling its obligations at clause 3.1, Ricall shall as soon as reasonably practicable after receipt by Ricall of those materials referred to in Clause 4.2 in respect of each Unsigned Artist, create and actively promote during the Term in a form in the discretion of Ricall a microsite with the URL www.ricall.com/Pureplay (or such other URL as is agreed) within the Ricall Site. The microsite shall have the same functionality as the Ricall Site, save only that it will be entirely dedicated to the Tracks of Unsigned Artists.

3.3 Ricall shall license Tracks from Unsigned Artists pursuant to clause 3.1 in accordance with the relevant price and tariffs published by Ricall from time to time. Ricall's current price and tariff list for the works of unsigned artists is set out at Schedule 2. Ricall shall act reasonably and in good faith concerning the pricing of Tracks of Unsigned Artists. Where Ricall is in control of the pricing of synchronization licences and has its own rate card in place from time to time for such synchronization licensing, Ricall shall not Discriminate in relation to its setting of the prices of Tracks of Unsigned Artists and any other unsigned artists whose Tracks are available for licensing on the Ricall Site, where

such Discrimination has the effect of prejudicing Unsigned Artists compared to such other unsigned artists.

3.4 Ricall shall apply the song tagging service to a Track within three (3) months of the supply by Pure Play of the applicable audio file and related minimum metadata provided payment and delivery obligations have been met as per clauses 8.5 and 8.6

4. PUREPLAY'S OBLIGATIONS

UA Service

4.1 Pureplay shall provide functionality on the Pureplay Site which enables Unsigned Artists to: (i) indicate that they wish their Tracks to be available for synchronisation licensing on the Ricall Site; (ii) agree to the Ricall Licensing Agreement; and (iii) link directly to the Ricall Site for the purposes of such licensing.

4.2 Pureplay shall provide to Ricall at no cost to Ricall all necessary audio and metadata files necessary for Ricall to license Tracks from Unsigned Artists as anticipated by clause 3.1, or shall procure that Unsigned Artists are provided with sufficient functionality or instructions to provide such files directly to Ricall. The following audio and metadata at a minimum to include: 320kbps stereo MP3 file, Track Title, Artist, Music Genre and a full set of Lyrics All metadata to be provided in a digital format which can be manipulated.

4.3 Each month during the Term, Pureplay shall provide to Ricall the contact details as set out in the Ricall Licensing Agreement of: (i) Unsigned Artists who fulfil the criteria set out in clause 3.1; and (ii) the details of any new Unsigned Artists who create a Profile on the Pureplay Site.

4.4 Pureplay will supply a minimum of 10,000 tracks per month during the initial term to be included in the Song Tagging Service

5. MARKETING AND PROMOTION

5.1 Ricall shall use its reasonable endeavours to promote Pureplay and the UA Service on a non-exclusive basis during the Term by directing Unsigned Artists to create a Profile and feature their Tracks on the Pureplay Site

5.2 Pureplay shall use its reasonable commercial endeavours to promote the UA Service to users of the 'Music' section of the Pureplay Site during the Term

6. COMMISSION AND REVENUE

UA Service

6.1 The applicable Revenue derived during the Term from licences entered into during the Term from each and any synchronisation licence entered into in respect of any Tracks of an Unsigned Artist shall be shared as follows:

6.1.1 Twenty five per cent (25%) of the applicable Revenue shall be retained by Ricall;

6.1.2 Twenty five per cent (25%) of the applicable Revenue shall be paid by Ricall to Pureplay;

6.1.3 Fifty per cent (50%) of the applicable Revenue shall be paid by Ricall to the Unsigned Artist in accordance with the terms of the Ricall Licensing Agreement.

Notwithstanding the above, in the event that the Unsigned Artist share of applicable Revenue is in excess of 50%, both Ricall's and Pureplay's share shall be reduced proportionately but always so that Ricall retain 60% of net Revenue (i.e. after deduction of the Unsigned Artist share from Revenue) and Pureplay shall be paid 40 % of net Revenue.

6.2 Ricall shall only be obliged to pay a share of Revenue under clause 6.1 in relation to any synchronisation licence entered into in respect of a Track of an Unsigned Artist, where such Track has been introduced to the Ricall Site or by Pureplay by other means during the Term.

7. LICENSING PRICING

7.1 Ricall shall determine the pricing that shall apply to all music synchronisation licence agreements entered into pursuant to this Agreement.

8. REPORTING AND PAYMENT TERMS

8.1 No later than sixty days after the expiry of each Quarter, Ricall shall provide Pureplay with a report which sets out in sufficient detail the information required to calculate all payments due under this Agreement during such Quarter, including the information set out in Schedule 3.

8.2 Pureplay shall invoice Ricall after the provision of and based on the report provided by Ricall in accordance with clause 9.1.

8.3 Ricall shall pay Pureplay its share of Revenue (calculated according to the report provided pursuant to clause 9.1) within fourteen (14) days of Ricall's receipt of such invoice.

8.4 All payments due under Clause 6 of this Agreement shall be made in pounds sterling and shall be exclusive of VAT, which, where applicable, shall be charged in accordance with the relevant regulations in force at the time of making the relevant taxable supply, and

which shall be paid by the other party against receipt of a valid VAT invoice from the other party.

8.5 Pureplay shall pay the following fees in respect of the song tagging service:

Fee (£)	Number of Tracks
£1.75	Up to 50,000
£1.62	50,000 – 100,000
£1.50	100,000 or more tracks

8.6 Payment due on signature of this agreement to be £17500 plus VAT in respect of the first 10,000 delivery of Pureplay tracks. Thereafter further payments are to correspond to clause 8.5 in respect of each further 10,000 delivery of Pureplay tracks to be paid on the 30 day anniversary of this agreement. For the avoidance of doubt Ricall will invoice in advance the full amount owed in respect of each monthly delivery of 10,000 tracks whether or not the full 10,000 tracks have been delivered in advance for that month.

9. AUDIT PROCEDURE

9.1 Ricall will provide Pureplay with the reports required pursuant to clause 9 and any further reports as may be agreed in writing between the parties from time to time. At all times during the Term, Ricall shall maintain reporting systems capable of reporting the information required to be maintained and reported to Pureplay in connection with this Agreement, including the information required to be produced in accordance with clause 9.

9.2 Not more than twice during the Term and upon providing Ricall with reasonable notice, Pureplay shall have the right to appoint an independent chartered accountant who is not acting on contingency to inspect Ricall's reporting systems and records pertaining only to the amounts payable to Pureplay under this Agreement, during Ricall's usual business hours at the place where such books and records are normally maintained, and to make copies of them and extract information from them. Ricall shall co-operate with such accountant to ensure their full and unrestricted access to the relevant parts of the reporting systems and Ricall's records. If Pureplay's inspection reveals an underpayment by Ricall of any amounts payable under this Agreement, Ricall shall pay to Pureplay an amount equal to the amount of such underpayment within thirty (30) days of receipt of the inspection report showing any such deficiency.

9.3 Ricall shall retain all data and information necessary for Pureplay to determine and verify all amounts due or payable under this Agreement for a period of no less than two (2) years following the expiry or termination of this Agreement.

10. INTELLECTUAL PROPERTY AND LICENCES

10.1 Ricall acknowledges that all intellectual property rights in the 'Pureplay' logo, the Pureplay Site and any other materials, whether tangible or intangible, provided by Pureplay to Ricall pursuant to this Agreement (together, the **"Pureplay Materials"**) belong to Pureplay, and Ricall shall have no right in or to such Pureplay Materials other than the limited, non-exclusive right to use the Pureplay Materials solely for the purpose of complying with its obligations under this Agreement. Pureplay acknowledges that all intellectual property rights in the 'Ricall' logo, the Ricall Site and any other materials, whether tangible or intangible, provided by Ricall to Pureplay pursuant to this Agreement (together, the **"Ricall Materials"**) belong to Ricall, and Pureplay shall have no right in or to such Ricall Materials.

11. TERM

11.1 This Agreement shall commence on the date of signature by both parties and, unless terminated earlier in accordance with clause 12.2 or clause 13, shall remain in full force and effect for an initial period of eighteen (18) months (the **"Initial Term"**) and shall continue thereafter for successive periods of twelve (12) months each thereafter subject to the mutual consent of both parties. The Initial Term and all successive periods are referred to in this Agreement as the **"Term"**.

11.2 Either party may terminate this Agreement at any time by providing the other party with no less than sixty (60) days' notice of such termination, provided that such notice shall not be served any earlier than sixteen (16) months after the commencement of this Agreement.

12. TERMINATION

12.1 A party may terminate this Agreement with immediate effect upon notice to the other party if:

12.1.1 the other party commits a material breach of this Agreement which, if capable of remedy, has not been remedied within fourteen (14) days of receiving notice of termination;

12.1.2 the other party enters into, or resolves to enter into, an arrangement, composition or compromise with, or assignment for, the benefit of its creditors generally, or any class of creditors or proceedings are commenced to sanction such an arrangement, composition or compromise;

12.1.3 an order is made or a resolution is passed for the winding up or dissolution of the other party;

12.1.4 a provisional liquidator or similar officer is appointed in respect of the whole or any part of the assets or undertaking of the other party; or

12.1.5 the other ceases to carry on business, save where such cessation is caused solely by a solvent intra-group re-organisation.

13. CONSEQUENCES OF TERMINATION

13.1 Upon termination or expiry of this Agreement, Ricall shall not be entitled via the Pureplay Site to contact or promote its services to any Unsigned Artist.

13.2 Within thirty (30) days of the termination or expiry of this Agreement, each party shall either deliver to the other, or shall destroy, all copies of any Confidential Information (whether in tangible or electronic form and including, in the case of Ricall, all Pureplay User Data) of the other party in its possession or control. Each party shall confirm to the other party in writing that to the best of its knowledge, such delivery or destruction has been completed. This clause shall not apply to any Confidential Information which a party is required to retain for legal or regulatory reasons.

13.3 The following rights and obligations shall survive termination or expiry of this Agreement: clauses 9, 10, 11, 14, 15, 16, 17, 18 and 21.

13.4 No termination or expiry of this Agreement will relieve any party for any liability for any breach of, or liability accruing under, this Agreement prior to termination.

14. WARRANTIES

14.1 Each party warrants and represents that it has all necessary authority and capacity to enter into this Agreement and perform its obligations in it.

14.2 Ricall warrants, represents and undertakes to Pureplay that:

14.2.1 Ricall shall not license to third parties or otherwise exploit the Tracks of any Unsigned Artist or without obtaining all necessary licences, clearances and permissions provided always that for the purpose of compliance with this sub clause, Ricall shall be entitled to rely on warranties and representations made to it by and UA's in each Ricall Licensing Agreement;

14.2.2 so far as Ricall is aware, any permitted exploitation of the Tracks of any Unsigned Artist shall not be defamatory, false, illegal, obscene, hateful, discriminatory, or be in conjunction with any material that may incite racial hatred or terrorist activity, provided always that for the purpose of compliance with this sub clause, Ricall shall be entitled to rely on warranties and representations made to it by UA's in each Ricall Licensing Agreement;

14.2.3 it shall not violate or infringe the intellectual property rights or any other rights (including any rights of privacy and moral rights) in the Pureplay Materials.

14.3 Pureplay warrants, represents and undertakes to Ricall that it shall not violate or infringe the intellectual property rights or any other rights (including any rights of privacy and moral rights) in the Ricall Materials.

14.4 Each party warrants, represents and undertakes to the other that there is no agreement or outstanding litigation, arbitration or other disputed matters to which it is a party which may have an adverse effect upon the fulfilment of its liabilities, responsibilities and obligations pursuant to this Agreement.

15. INDEMNITIES

15.1 Ricall shall indemnify and keep Pureplay fully and effectively indemnified from and against all costs (including reasonable legal costs), expenses, liabilities (including any tax liability), or damages arising out of any third party claims, demands, or other proceedings arising or resulting from any breach by Ricall of its warranties, representations and undertakings set out in clause 15. Pureplay shall indemnify and keep Ricall fully and effectively indemnified from and against all costs (including reasonable legal costs), expenses, liabilities (including any tax liability), or damages arising out of any third party claims, demands, or other proceedings arising or resulting from any breach by Pureplay of its warranties, representations and undertakings set out in clause 15.

16. EXCLUSIONS AND LIMITATIONS OF LIABILITY

16.1 Nothing in this Agreement intends to or does limit either party's liability for death or personal injury caused by the negligence of that party or its officers, employees or agents or for fraudulent misrepresentations or fraud, or any other liability that cannot by applicable law be limited or excluded.

16.2 Subject to clause 17.1, neither party shall be liable to the other for any of the following types of loss or damage arising under or in relation to this Agreement:

16.2.1 any loss of profits, loss of business, contracts, anticipated savings, goodwill, or revenue; or

16.2.2 any consequential loss or damage whatsoever,

whether or not such losses or damages arise directly or indirectly and even if that party was advised in advance of the possibility of such loss or damage.

17. CONFIDENTIALITY

17.1 All Confidential Information given by either party to the other or otherwise obtained shall be treated by the other party, its employees and any permitted sub-contractors as confidential and shall not be used other than for the benefit of the disclosing party. Each party shall not disclose, without the prior consent in writing of the other, Confidential Information belonging to the other in whole or in part to any other person except to: (i) its affiliates and those of its employees and agents who need to know the Confidential

Information as a result of a party's obligations under this Agreement; and (ii) its professional and financial advisers. Each party undertakes to use the Confidential Information belonging to the other party solely in connection with its obligations under this Agreement and not for its own benefit or the benefit of any third party.

18. ANNOUNCEMENTS AND PUBLICITY

18.1 The parties shall issue a joint press release approved by both parties concerning this Agreement.

18.2 Save as set out in clause 19.1, neither party shall make any public announcement or statement concerning the terms of their commercial relationship arising from this Agreement without the other party's prior written consent.

19. NOTICES

19.1 Any notices required to be given under this Agreement shall be in writing and shall be deemed to have been served if delivered by prepaid first class registered or recorded delivery post correctly addressed to the relevant party's address as specified in this Agreement even if, in the event, it is returned to the sender.

19.2 In order for any notice to Pureplay to be valid and binding, the notice must be served in accordance with this clause addressed to Pureplay General Counsel at Pureplay's place of business at 3200 Airport Avenue, Suite 20, Santa Monica, CA, 90405, United States.

20. GENERAL PROVISIONS

20.1 This Agreement shall not constitute a partnership, joint venture or agency relationship between the parties. Neither party will have the power to bind the other or incur obligations on the other party's behalf without the other party's prior written consent.

20.2 No purported variation of this Agreement shall be effective unless it is in writing and signed by an authorised signatory of each party.

20.3 No failure or delay by either party in exercising any right, power or privilege in this Agreement shall constitute a waiver of such right, power or privilege and nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.4 Neither party shall assign or deal any of its rights and obligations under this Agreement without the prior written consent of the other party (not to be unreasonably withheld or delayed) except that each may at any time assign, transfer or transfer any or all of its rights and/or obligations under this Agreement to any of its affiliates on notice to the other

20.5 If any term or provision of this Agreement is illegal, invalid or unenforceable, then all other terms and provisions of this Agreement shall remain in full force and effect as if

this Agreement had been executed without such illegal, invalid or unenforceable provision.

20.6 A person who is not a party to this Agreement shall not be entitled under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement, provided that this clause shall not affect any right or remedy of a third party which exists or is otherwise available.

20.7 This Agreement constitutes the entire agreement between the parties and supersedes all representations, communications and prior agreements between the parties.

20.8 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all counterparts together shall constitute one and the same instrument.

20.9 This Agreement shall be governed by and construed in accordance with the laws of England and both parties hereby submit to the exclusive jurisdiction of the courts of England in relation to any dispute or matter arising out of or connected with this Agreement.

IN WITNESS of which this Agreement has been entered into on the date written above.

Signed by:

Full name (capitals): Richard James Labrum

Position: President

Date: 16.04.09

FOR AND ON BEHALF OF PUREPLAY

Signed by:

Full name (capitals): Richard Carter

Position: CEO

Date: 26.03.09

FOR AND ON BEHALF OF RICALL LIMITED

SCHEDULE 1

Ricall Licensing Agreement

This Agreement is entered into on [DATE] between Ricall Limited (referred to in this agreement as "Ricall") of 5-11 Mortimer Street, London, W1T 3HS and you.

Please read all the terms and conditions of this agreement and make sure that you are happy with the contents and are able to grant the rights requested before signing.

IMPORTANT NOTICE

It is critical to copyright owners and to the music industry in general that copyright in works whether they are recordings, compositions, radio and TV broadcasts, quotes, speeches or other artistic elements including visual and personality rights is protected and is not infringed and that copyright piracy is stopped. Please take note of the following warning: Dealings in material that infringes someone else's copyright, including for example, any part of recordings and compositions embodying uncleared samples or cover versions no matter how short even if only a few bars or perhaps notes may constitute a criminal offence as well as leaving you open to claims in the civil courts. **YOU MUST MAKE SURE THAT YOU DO NOT SUBMIT ANY RECORDINGS OR COMPOSITIONS TO RICALL THAT INCLUDE ANY PART OF ANYONE ELSE'S WORK OR CREATION THAT YOU HAVE NOT ACQUIRED THE RIGHTS TO USE, NO MATTER HOW SHORT.** Furthermore, when you deal with us, you must at all times abide by the codes of conduct of your national recording industry association including the BPI in the UK, RIAA in the USA, SNEP in France and any other local association anywhere in the world www.bpi.co.uk .

This Agreement incorporates the following sections:

Once you have read all the sections of this agreement and are happy to sign and be bound by the terms and conditions of this agreement, please complete the information on the next page and then sign below to indicate your acceptance of the terms and conditions of this agreement. Please note that if you are under 18 years old we shall have to ask your parents or guardians to sign this agreement as well, so please let us know and we will send you the appropriate paperwork.

Signed for and on behalf of
Ricall Limited

Signed by

096112, 000001, 102816634.1

Artist's Name	("You")
Artist's Email	
Artist's Address	

Where you are part of a band you must all sign the Agreement but shall designate the person named in the next box, as the person who shall receive all payments on your behalf and each and all of you confirm that the person named below shall be able to give a good and valid receipt for all sums payable to you hereunder

Designated Band Member	
Designated Band Member's Address	

PRINCIPAL TERMS AND CONDITIONS

Term

3 years commencing on the date of this agreement and then terminable by either party on 90 days' written notice.

Territory

The Universe

Ricall Marketplace

Ricall operates an online marketplace at www.ricall.com (and through other means from time to time) onto which you and other content owners may upload tracks and other content. Ricall provides access to the marketplace to its registered users who typically are TV and advertising companies and other people in the business of licensing music. Registered users may browse titles and stream tracks in the marketplace. If they are interested in a particular track registered users may copy the track to an online production folder, at which point they must complete a form detailing the use they have in mind for the track. Once in the production folder, the registered user may test the track but may not make any commercial use of the track until they have agreed licensing terms with Ricall.

Neither you nor Ricall make any promises or guarantees that any tracks will be licensed through the marketplace.

Tracks

As used in this agreement, the term "tracks" shall, depending on the context, mean both or either of your recordings and/or the compositions embodied in your recordings. You shall supply Ricall with all your tracks, meta-data (as set out in Schedule 1) and provide assistance to Ricall for uploading tracks onto the marketplace. You warrant that you are free to grant Ricall all the rights in the tracks necessary for Ricall to offer your tracks through the marketplace to its registered users for commercial exploitation and that by doing so Ricall will not be in danger of infringing any other person's rights. You warrant that you own 100% of the rights in and to the tracks (including the rights in the recordings and compositions embodied in those recordings) that you supply to Ricall for uploading onto the marketplace. You confirm that you have not and will not supply Ricall with any tracks, recordings and/or compositions for which you do not own all the rights.

Collecting Societies

Ricall has entered into agreements with the collecting societies, **PPL** and the MCPS-PRS Alliance which grants Ricall the right to dub and perform PPL members' sound recordings and MCPS - PRS Alliance members' musical works for inclusion in the marketplace (and through other means from time to time). If you are not a member of PPL or the MCPS-PRS Alliance, you now grant Ricall the rights necessary to permit it to dub and perform tracks in the marketplace (and through other means from time to time), free of charge.

Your Obligations

In order to make use of the marketplace it is vital that you provide Ricall with tracks in the correct format and all the necessary meta-data and other assistance required by Ricall, at no cost to Ricall. Once the tracks and meta-data have been received, Ricall will be able to upload the tracks to the marketplace. Please note that the functioning of the Ricall marketplace is dependent on a number of technical systems not in Ricall's control, such as by way of example, telecommunications networks, and so Ricall shall not be held liable for any failure of the marketplace or Ricall website

Rights

You grant Ricall the rights set out in Schedule 1 below, and the following rights in the Territory to:

Upload and use your tracks in the marketplace.

allow Ricall's registered users to preview and test your tracks but not to commercially exploit until a licence agreement is entered into

allow potential users of the Ricall marketplace, who are not yet registered with Ricall, to preview the functioning of the marketplace but not to download or stream tracks.

use tracks free of charge for the purpose of promoting and advertising the marketplace

negotiate licensing agreements with registered users and to sub-license tracks to registered users for commercial exploitation.

use your name, group name and other marks and branding on the marketplace and otherwise for the purposes of promotion and advertising your tracks and the marketplace

reproduce, dub, communicate and make your tracks available to Ricall's registered users throughout the Territory

use your tracks in synchronisation with any audio and/or audio-visual material and to duplicate, distribute, sell, market, publicly perform, broadcast and communicate and make available to the public tracks and audio-visual material embodying tracks by any and all means and in any and all media, whether now known or hereinafter invented

sub-licence any of Ricall's rights to a registered user or other party, for example, for the purposes of giving Ricall's local representatives in different countries the right to collect licence fees from registered users in their countries; and

the exclusive right to collect income arising from licences with registered users, during the Term and for as long afterwards as such income is received.

Non-Exclusivity

The agreement is non-exclusive in that there is nothing to stop you from licensing or assigning your recordings to record companies and your compositions to publishers.

After you enter into a record or publishing deal Ricall shall remove tracks from the marketplace in a reasonable time if asked to do so by your record company or publisher in writing.

However, if before the date Ricall receives notice from your record company or publisher to remove tracks from the marketplace a registered user either (1) places one of your tracks in a production folder, or (2) commences negotiations for a licence of one of your tracks, or (3) expresses an interest in licensing one of your tracks, Ricall shall be entitled to complete the licence with its registered user and your record agreement and/or publishing agreement shall be subject to that licence. Ricall shall continue to be entitled to collect income under any such licence and shall account to you for your royalty.

Your recording or publishing agreement shall also be subject to any non-exclusive licences of your tracks granted to Ricall's registered users before Ricall receives notice from your record or publishing company to withdraw your tracks from the marketplace and the registered user shall be entitled to continue to exploit any tracks it has licensed from Ricall for the duration of the licence and any extensions or renewals to that licence agreement and Ricall shall be entitled to continue to collect income under that licence and shall account to you for your royalty.

Registered User Agreements

You grant Ricall the exclusive right to negotiate and set the terms and conditions of licence agreements with registered users under which registered users may use your tracks commercially. Ricall may also grant registered users licences under different licence schemes including, by way of example only:

A "rate card" scheme where registered users pay a fee set out on an online rate card for use of individual tracks, which you shall be entitled to view during the Term. Such fees shall be reviewed and changed from time to time at Ricall's absolute discretion

A "blanket agreement" whereby registered users pay a price for the use of their choice of any number of tracks available through the Ricall marketplace and if your tracks are licensed and used under such a blanket agreement your royalty (as set out in the next paragraph) shall be based on a share of the licence fee calculated in accordance with the number of tracks used by the registered user under that licence. Please note that in accounting to artists for use of their recordings and compositions under blanket agreements, Ricall operates a fair method of royalty calculation with no one artist being favoured over another

Royalty

Ricall shall pay you a royalty of 50% of the total sums received by Ricall from registered users in connection with licenses of your tracks (or other content) from Ricall ("Fees") plus VAT if applicable. Please read the paragraph above on "Registered User Agreements" to see how your royalty is calculated when tracks are licensed under a blanket licence.

Accounting

Ricall agrees to keep accounts showing all monies received by Ricall from the exploitation of your tracks and showing the calculation of monies payable to you hereunder. Please note that Ricall shall not collect any income payable by copyright collecting societies anywhere in the world including, without limitation, MCPS-PRS Alliance and PPL in the UK and BMI and ASCAP in the US (and you are free to register with appropriate organisations if you are eligible). Ricall agrees to prepare statements on a quarterly basis during the Term, and afterwards for as long as Ricall receives monies rightly due to you, showing all monies due to you under this Agreement from monies received during the preceding quarter. Ricall shall send statements to you within thirty (30) days after the end of each such accounting period and shall pay all monies shown to be due to you (if any) within 60 days from the end of the relevant quarterly accounting period.

Warranties and Indemnity

You warrant, agree and undertake to Ricall and its licensees that:

Ricall shall not be required to make any payment of any nature in connection with the exercise of its rights hereunder (including without limitation the uploading, streaming and previewing of samples of your tracks on Ricall's online marketplace) except as provided for in this Agreement, and

the payments to you hereunder are inclusive of full and proper equitable remuneration in respect of any right (including your rental and lending rights and satellite broadcasting and cable re-transmission rights in relation to the tracks) and any payments to musicians and unions including but not limited to AF & M, Equity and SAG (or other parties) fees and entitlements and all third party payments and royalties (if any) due in respect to the exploitation of your tracks;

before you enter into a record deal or publishing agreement, you shall refer to Ricall all direct and indirect enquiries from anyone wishing to use or exploit any of your tracks that Ricall has licensed to one of its registered users;

you shall notify record labels, publishing companies or anyone else wishing to enter into a publishing agreement or record deal or any other agreement with you in relation to your tracks of the existence and nature of Ricall's rights under this agreement.

Where you grant Ricall any rights hereunder, you hereby grant Ricall any other rights that may be necessary anywhere in the world to permit Ricall to do all the things set out in this agreement

you irrevocably and unconditionally grant and confirm to Ricall, its assignees, successors and licensees all consents required under the laws of England and Wales (and any other countries in the Territory) for the use and exploitation of the tracks under this Agreement and all other laws now or in future in force in any part of the Territory which may be required for the exploitation of its rights hereunder

due to the nature of the uses contemplated by this agreement, it may not be technically possible or desirable for you to be identified as a composer, writer or performer in respect to publications and copies of your tracks hereunder and so you agree to waive any right you may have to assert any such rights under the laws of England and Wales and any other country in the Territory.

Ricall and its licensees, assignees and successors may edit, adapt, change, translate, or otherwise alter your tracks and you shall not at any time make any claim in law or otherwise against Ricall or its licensees, assignees and successors for any perceived damage whether in the future or retrospectively to your "honour" or for any other reason in connection with any such edits, adaptations, changes, translations, or alterations.

You are of the legal age of consent in your country (which is eighteen years old in the UK) and if not you will make sure that your parents or guardians sign this agreement where indicated below.

You have completed Schedule 4, listing all products and services with which you do not want your tracks associated

You hereby indemnify and keep Ricall and its licensees fully indemnified on demand against any and all actions, proceedings, claims, demands, costs, awards, losses or damages (including legal costs) arising directly or indirectly as a result of any breach or non-performance by you of any of your warranties and undertakings in this Agreement.

Ricall's Intellectual Property

Except for your tracks and any other content supplied by content owners, Ricall owns the entirety of the intellectual property rights in the Ricall website and the marketplace and any other functionality including without limitation proprietary software, trade marks and technologies owned and used by Ricall for the purposes of this agreement.

Confidentiality

Except for disclosure to professional advisors and for the purpose of law, each party shall keep all confidential information about the other secret and shall not disclose information about the other's business or this agreement without permission from the other party. Any information that enters the public domain other than in a way that is in breach of the previous sentence shall not be deemed to be confidential information. Of course, you shall be permitted to inform any record company or publisher with whom you enter an agreement of the existence and nature of this agreement.

Group Provisions

All contributors to the tracks including without limitation all members of a group, session musicians, singers, song writers, composers and any other person whose performances have been recorded on recordings and/or whose lyrics and/or music are included in compositions ("Contributors") must sign this agreement and you confirm and warrant that they have done so.

The terms and provisions of this agreement (including, without limitation, all warranties) shall apply to each Contributor severally and to all Contributors jointly, so that, by way of example only, if one member of a band breaches a term of the agreement Vocal and/or its registered users would be permitted to seek damages from any one member of the band individually or all members collectively.

SCHEDULE 1

Rights

You grant Ricall by way of licence the rights throughout the Territory to:

reproduce, dub, communicate and make your tracks available to Ricall's registered users throughout the Territory for the purposes of previewing and auditioning your tracks on the marketplace including, without limitation, by way of streaming, downloading and online auditioning in accordance with Ricall's terms and conditions from time to time

use your tracks in synchronisation with any audio and/or audio-visual material and to duplicate, distribute, sell, market, publicly perform, broadcast and communicate and make available to the public tracks and audio-visual material embodying tracks by any and all means and in any and all media (whether tangible or non-tangible), whether now known or hereinafter invented

manufacture, reproduce, dub, distribute, sell and market physical and digital copies of the tracks including in combination with other recordings and compositions (not the subject of this agreement) whether or not synchronised with audio-visual material and as so-called "premiums" (meaning tracks used in association with other products, services or brands) and through all and any means of sale and distribution whether now known or hereafter invented.

grant Ricall's registered users a licence in respect of your tracks on a non-exclusive basis for any length of time up to the full period of copyright in the recordings and/or compositions embodied in your tracks and thereafter for as long as is permissible and on such commercial terms as Ricall considers appropriate in the context of the particular commercial use including, without limitation, giving them rights and options to extend and renew the term of such licences.

during the Term of this agreement or for the duration of a licence agreement granted to Ricall's registered users and any extensions, options and renewals thereto (whichever is the later date) you grant Ricall the non-exclusive right to edit, adapt, change, translate or otherwise alter the relevant track, so far as is necessary for the inclusion of your track in audio and/or audio-visual material produced by registered users or other third parties and for the use granted under the relevant licence agreement, in accordance with the terms of the relevant licence agreement. For example, a registered user may need to edit one of your tracks, so that it will fit with some video footage

Unless you inform Ricall otherwise, Ricall and its registered users shall be permitted to make the fullest use of your tracks including, without limitation, associating them with any products or services. If you wish to place restrictions on the use of your tracks with any particular product or service such as, by way of example only, tobacco, alcohol, politics etc. then you shall do so by notifying Ricall before signing the agreement by completing Schedule 4. You confirm that you shall not make any claims under the laws of any country in the world in connection with Ricall or its registered users associating your tracks with any particular product or service unless you have excluded such product or service by listing it in Schedule 4 prior to signing this Agreement.

SCHEDULE 2

ADDITIONAL TERMS AND CONDITIONS

Validity

If any clause, sentence, paragraph or part of this agreement shall be adjudged to be invalid under any relevant law then such judgement shall not alter the remainder of this agreement which shall continue in full force and effect and it is agreed that such judgement shall be limited and confined in its operation to the clause sentence paragraph or part thereof directly involved and the parties agree that they will negotiate in good faith for the purposes of drafting and substituting such invalid parts with parts that shall be valid and enforceable.

Third party Rights

Save for Ricall's licensees, any person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act. For the sake of clarity, this is a legal clause that is required to make sure that no person other than those signing this agreement and Ricall's licensees shall have any rights to enforce the terms of this agreement. It does not affect your rights in any way but please note that Ricall's registered users and other licensees shall be entitled to make a claim against you if you breach your warranties hereunder.

Notice

All notices hereunder that are required to be given to Ricall shall be sent to the attention of the Managing Director at the address first mentioned herein. All notices to you shall be sent to the address listed above. All such notices shall be in writing and shall be sent by registered or certified mail, return receipt requested, and the date of such notice shall be deemed the date of giving thereof. Notwithstanding the foregoing, notice of change of address shall be deemed given upon receipt of such notice.

No failure by Ricall to perform any of its obligations under this agreement shall be deemed a material breach or cause termination of this agreement until you have given Ricall written notice of such breach and Ricall has not cured such breach within thirty (30) days after the giving of such written notice.

Relationship between Parties

Nothing contained herein shall constitute a partnership or joint venture between the parties hereto. You and Ricall shall at all times act as independent contractors. Neither Ricall nor you shall hold yourselves out to third parties as other than that set forth herein. Neither party shall have the right to sign any contract, or incur any obligation for which the other may be liable, or otherwise bind the other except as is provided for in this agreement. Neither party shall be liable for any representation, act, or omission of the other.

Governing Law

This agreement shall be governed by the laws of England and the High Court of England shall have jurisdiction to decide any disputes hereunder.

Entire Understanding

The Principal Terms and Conditions, Schedule 1 (Rights), Schedule 2 (Additional Terms and Conditions), Schedule 3 (Metadata), Schedule 4 and the terms and conditions for use of the Ricall marketplace available at www.Ricall.com (as amended from time to time) set forth the entire understanding between you and Ricall with respect to the subject matter hereof. Paragraph headings are used in this agreement for convenience only and do not affect the meaning of this agreement.

SCHEDULE 3

META-DATA

The following information is required in respect of each track submitted for inclusion:

TRACK INFORMATION	
Track Title (including specific variation of title where applicable)	Product Title e.g. Album title or main track on a single release
Artist(s)	Audio File Name
Genre (at least one)	

SCHEDULE 4

EXCLUDED PRODUCTS AND SERVICES

You request that your tracks shall not be associated with the products and services listed below. Except for the following products and services, we and our assignees and licensees shall be permitted to use your tracks in association with any product or service:

SCHEDULE 2

Ricall Licensing Price List

SCHEDULE 3

Reporting Information